UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 1)

EQRx, Inc.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

26886C107
(CUSIP Number)

AH Capital Management, L.L.C. 2865 Sand Hill Road, Suite 101 Menlo Park, CA 94025 (650) 798-3900
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 9, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26886C107	Page 2

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AH Bio Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 26886C107	Page 3

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AH Equity Partners Bio II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0.
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 26886C107	Page 4

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AH Bio Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 26886C107	Page 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AH Equity Partners Bio III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 26886C107	Page 6

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Andreessen Horowitz LSV Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 26886C107	Page 7

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AH Equity Partners LSV I, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 26886C107	Page 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Andreessen Horowitz LSV Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 26886C107	Page 9

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AH Equity Partners LSV II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 26886C107	Page 10

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Marc Andreessen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
IN

CUSIP No. 26886C107	Page 11

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Benjamin Horowitz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
14	TYPE OF REPORTING PERSON (See Instructions)
IN

Explanatory Note: This Amendment No. 1 (this “Amendment”) amends the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on December 27, 2021 (the “Original Schedule 13D”) filed by AH Bio Fund II, L.P., a Delaware limited partnership (“AH Bio II”), AH Bio Fund III, L.P., a Delaware limited partnership (“AH Bio III”), Andreessen Horowitz LSV Fund I, L.P., a Delaware limited partnership (“AH LSV I”), Andreessen Horowitz LSV Fund II, L.P., a Delaware limited partnership (“AH LSV II”), AH Equity Partners Bio II, L.L.C., a Delaware limited liability company (“AH Equity Bio II”), AH Equity Partners Bio III, L.L.C., a Delaware limited liability company (“AH Equity Bio III”), AH Equity Partners LSV I, L.L.C., a Delaware limited liability company (“AH Equity LSV I”), AH Equity Partners LSV II, L.L.C., a Delaware limited liability company (“AH Equity LSV II”), Marc Andreessen (“Andreessen”) and Benjamin Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to herein as the “Reporting Persons.” This Amendment is filed by the Reporting Persons and relates to the shares of common stock, par value $0.0001 per share (“Common Stock”), of EQRx, Inc., f/k/a CM Life Sciences III Inc. (the “Issuer”). Information reported in the Original Schedule 13D remains in effect except to the extent that it is amended, restated or superseded by information contained in this Amendment. Capitalized terms used but not defined in this Amendment have the respective meanings set forth in the Original Schedule 13D. All references in the Original Schedule 13D and this Amendment shall be deemed to refer to the Original Schedule 13D as amended and supplemented by this Amendment (collectively, this "Schedule 13D").

Item 4.	Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end of Item 4:

On November 9, 2023, (the "Effective Time"), the Issuer completed the transactions contemplated by the Agreement and Plan of Merger dated July 31, 2023 (the "Merger Agreement"), by and among the Issuer, Revolution Medicines, Inc. ("Revolution Medicines"), Equinox Merger Sub, Inc., a direct, wholly owned subsidiary of Revolution Medicines ("Merger Sub I"), and Equinox Merger Sub II LLC, a direct, wholly owned subsidiary of Revolution Medicines ("Merger Sub II"), pursuant to which, among other matters, Merger Sub I merged with and into the Issuer effective as of November 9, 2023, with the Issuer surviving such merger as a direct, wholly owned subsidiary of Revolution Medicines (the "First Merger"), and promptly after the First Merger, the Issuer merged with and into Merger Sub II, with Merger Sub II surviving such merger as a direct, wholly owned subsidiary of Revolution Medicines.

At the Effective Time, each share of Common Stock that was issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.1112 validly issued, fully paid and non-assessable shares of Revolution Medicines common stock and cash in lieu of any fractional shares of Revolution Medicines common stock any former holder of Common Stock would otherwise be entitled to receive, without interest and subject to any required tax withholding, upon the terms and subject to the conditions of the Merger Agreement.

All Earn-out Shares not eligible to be released from escrow on or prior to the Effective Time, together with any other right, title or interest in or to such Earn-out Shares, were waived by the AH Funds and terminated.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a)-(b)	The responses of the Reporting Persons with respect to rows 7 through 13 of their respective cover pages to this Schedule 13D are incorporated herein by reference.

(c)	Except as described in Item 4 of this Schedule 13D, which description is incorporated herein by reference, none of the Reporting Persons have engaged in any transaction with respect to the Common Stock during the 60 days prior to the date of filing of this Schedule 13D.

(d)	Under certain circumstances set forth in the limited partnership agreement of each of AH Bio II, AH Bio III, AH LSV I and AH LSV II and the limited liability company agreement of each of AH Equity Bio II, AH Equity Bio III, AH Equity LSV I and AH Equity LSV II, the partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from the sale of, shares of the Issuer directly or indirectly owned by each such entity of which they are a partner or member.

(e)	The Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock on November 9, 2023.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 15, 2023

AH Bio Fund II, L.P.
for itself and as nominee for AH Bio Fund II-B, L.P.

By:	AH Equity Partners Bio II, L.L.C.
Its:	General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners Bio II, L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Bio Fund III, L.P. for itself and as nominee for AH Bio Fund III-B, L.P. and AH Bio Fund III-Q, L.P.

By:	AH Equity Partners Bio III, L.L.C.
Its:	General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners Bio III, L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

Andreessen Horowitz LSV Fund I, L.P. for itself and as nominee for Andreessen Horowitz LSV Fund I-B, L.P. and Andreessen Horowitz LSV Fund I-Q, L.P.

By:	AH Equity Partners LSV I, L.L.C.
Its:	General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners LSV I, L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

Andreessen Horowitz LSV Fund II, L.P. for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P.

By:	AH Equity Partners LSV II, L.L.C.
Its:	General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners LSV II, L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

Marc Andreessen

By:	/s/ Phil Hathaway
Phil Hathaway, Attorney-in-Fact for Marc Andreessen*

Benjamin Horowitz

By:	/s/ Phil Hathaway
Phil Hathaway, Attorney-in-Fact for Benjamin Horowitz*

*Signed pursuant to a Power of Attorney already on file with the U.S. Securities and Exchange Commission.